                                                                    EXHIBIT 99.2
SALES TRENDS

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the date shown, compared to the same period in the prior year:

                                  12/31/01      01/31/02     02/28/02      03/31/02     04/30/02      05/31/02
                                  --------      --------     --------      --------     --------      --------
Cooper Industries                   (11)%       (9-11)%       (8-10)%       (11)%        (8-10)%       (8-10)%
Electrical Products                  (9)%       (8-10)%        (7-9)%       (10)%         (6-8)%        (5-7)%
Tools & Hardware                    (18)%      (16-18)%      (16-18)%       (16)%       (16-18)%      (18-20)%

OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDED MAY 31, 2002.

COOPER INDUSTRIES

Sales for the three months ended May 31, 2002, declined 8-10%, compared with last year.

     o It is estimated that currency translation effects were slightly negative.

ELECTRICAL PRODUCTS

Sales for the three months ended May 31, 2002, declined 5-7%, compared with last year.

     o Demand for hazardous duty electrical construction materials declined in most major markets as a result of slowing nonresidential construction and project demand.

     o Continued softness in domestic industrial and commercial markets led to lower demand for lighting fixtures and wiring devices.

     o The decline in demand for circuit protection products has eased while sales of support systems and electrical enclosures continue to be considerably weakened by low end-user demand.

     o Continued uncertainty in the power delivery marketplace has hampered utilities' investments in distribution system products. Demand for distribution transformers and power management products remains weak.

     o UK and European demand for lighting fixtures and security products has slowed as a result of weaker European construction markets.

     o  Competitive pressures continue to impact pricing in many markets.

     o It is estimated that currency translation effects were slightly negative.

TOOLS AND HARDWARE

Sales for the three months ended May 31, 2002, declined 18-20%, compared with last year.

     o Assembly equipment shipments to the auto industry are down from last year's levels.

     o Slowing industrial activity in North America and Europe has led to reduced demand for hand and power tools.

     o It is estimated that currency translation effects have been modestly negative.

Note: Includes impacts of acquisitions and divestitures, when applicable.